EXHIBIT 99.14
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AT THE TRUST          AT THE FINANCIAL RELATIONS BOARD
Karen Dickelman       Tony Ebersole    Laura Kuhlmann   Claire Koeneman
Director/Investor     General Info.    Media Inquiries  Analyst
Relations                                               Inquiries
312 683-3671          312 640-6728     312 640-6727     312 640-6784

www.banyanreit.com
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FOR IMMEDIATE RELEASE
THURSDAY JULY 23, 1998



   BANYAN STRATEGIC REALTY TRUST SHAREHOLDERS APPROVE REMOVING LIMIT
                         ON LIFE OF THE TRUST

CHICAGO, JULY 23, 1998 - BANYAN STRATEGIC REALTY TRUST (Nasdaq:BSRTS) announced today that its annual meeting of shareholders was held on July
23, 1998.   Among other things, the Trust's shareholders approved a key proposal to remove a requirement that the Trust be terminated in March, 2001. Leonard G. Levine, President of the Trust, stated that, "We are pleased that our shareholders have concurred with this proposal. We feel strongly that removing any limitation on the life of the Trust will enhance our ability to attract additional capital and continue our long-term
business plan."   The shareholders also re-elected Messrs. Walter E. Auch,
Sr., Norman M. Gold, and Marvin A. Sotoloff as trustees.

In a related matter, a proposal to authorize the Trust to issue preferred
stock did not, however, receive sufficient votes.   As a result, the Trust
adjourned the meeting until August 4, 1998 at 10:00 a.m. central time to permit additional time to solicit approval of this proposal.

Banyan Strategic Realty Trust is a diversified equity real estate investment trust (REIT) with a portfolio that includes primarily flex/industrial and suburban office buildings, as well as retail and residential properties. The Trust's current portfolio includes 30 properties totaling 3.5 million rentable square feet and 864 apartment units. The properties are located in major metropolitan areas and mid-to-small second tier markets primarily in the Midwest and Southeast United States. The Trust currently has 13,301,825 shares of beneficial interest outstanding.

For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter
                               "BSRTS".